Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 102 to Registration Statement No. 033-00488 on Form N-1A of our report dated July 30, 2013, relating to the financial statements and financial highlights of PNC S&P 500 Index Fund, a series of PNC Funds, appearing in the Annual Report on Form N-CSR of PNC Funds for the year ended May 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Princeton, New Jersey
December 27, 2013